Exhibit 23.1

Actavis, Inc. 401(k) Plan

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-191487) on Form S-8 pertaining to, among other things, the Actavis, Inc. 401(k) Plan (the “Plan”) of our report dated June 25, 2014, with respect to the financial statements and supplemental schedules of the Plan as of December 31, 2013 and 2012 and for each of the years in the two year period ended December 31, 2013, included in this annual report on Form 11-K.

/s/ Moss Adams LLP

Irvine, CA

June 25, 2014